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                                                                   Exhibit 10.35


                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made and entered into as of April 10, 1998, by and among Venturi Technology Enterprises, Inc., a Nevada corporation doing business as Venturi Technologies, Inc. (the "Company"), CDL Capital Corp., a Nevada corporation ("CDL"), CDL Emerging Growth Equity Fund I, L.L.C., a Nevada limited liability company (the "Fund"), and Gaylord Karren and John Hopkins, in their capacities, respectively, as stockholders (collectively, the "Stockholders") and directors (collectively, the "Directors") of the Company.

                                    RECITALS

         A.   The Company requires additional capital to finance its business.

         B. The Fund is in the business of providing or facilitating financing for emerging growth companies. CDL is in the business of advising companies in their business and financial matters and of facilitating the procurement of needed financing.

         C. The Company is authorized to issue 20 million shares of common stock, $.001 par value per share (the "Common Stock"), of which 4,417,989 shares have been issued and are outstanding (the "Shares"), and to issue 5 million shares of preferred stock, $.001 par value per share, of which 64,410 shares, designated as Series A Preferred Stock, have been issued and are outstanding, and of which 200,000 shares, designated as Series B Preferred Stock, have been issued and are outstanding.

         D. The Fund is willing to provide financing to the Company upon the terms and conditions stated in this Agreement. The Company is willing to accept financing from the Fund upon such terms and conditions, and to act strictly in compliance herewith.

         E. The Stockholders and Directors have authorized the Company to enter into this Agreement and to operate in strict compliance with its terms and conditions. In addition, the Stockholders and Directors have agreed to cause the Company to authorize and issue shares of Series C 6% Cumulative Convertible Non-Voting Preferred Stock, as hereinafter defined, and to establish the appropriate voting powers, designations, preferences, limitations, restrictions and relative rights related thereto.

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                                    AGREEMENT

         In consideration of the mutual promises, representations, warranties, covenants and conditions set forth herein, the parties to this Agreement mutually agree as follows:

         1. Recitals. The facts contained in the foregoing recitals are true, complete and correct, and the statements made therein accurately reflect the intentions of the parties hereto. Such recitals are incorporated into this Agreement by this reference and form an integral part hereof. The parties agree to any and all terms referred to in such recitals.

         2. Purchase and Sale of Shares of Restricted Series C Preferred Stock. Subject to the terms and conditions of this Agreement, the Company hereby agrees to authorize and issue to the Fund, the Fund hereby agrees to purchase from the Company, and the Stockholders and the Directors agree to cause the Company to authorize and issue to the Fund, One Hundred Twenty-One Thousand Nine Hundred Fifty-One (121,951) shares of the Company's restricted Series C 6% Cumulative Convertible Non-Voting Preferred Stock (the "Series C Preferred Stock") designated by the Directors with the voting powers, designations, preferences, limitations, restrictions and relative rights stated in the Unanimous Written Consent of the Board of Directors of the Company attached hereto as Exhibit A and incorporated herein by this reference (the "Board Consent"), at a purchase price of $2.05 per share, for a total initial purchase price of Two Hundred Fifty Thousand dollars ($250,000) (the "Initial Purchase Price").

         3. Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights of Series C Preferred Stock. The Series C Preferred Stock will bear a six percent (6%) annual dividend, payable quarterly in cash or in the equivalent number of shares of restricted Common Stock of the Company, at the rate of $2.05 per share; and each share of Series C Preferred Stock will be convertible into shares of restricted Common Stock on a share-for-share basis, upon demand by the holder. The Directors hereby agree to execute on the Closing Date, as hereinafter defined, the Board Consent, to establish the voting powers, designations, preferences, limitations, restrictions and relative rights incorporated therein for the Series C Preferred Stock (the "Rights and Preferences") and to authorize the issuance of such shares, among other things. The parties acknowledge and agree that the Board Consent shall be controlling in the event of any conflict with this Section 3 as to the Rights and Preferences of the Series C Preferred Stock.

         4.   Closing of Purchase of Shares of Series C Preferred Stock Under
Section 2. The closing ("Closing") of the Series C Preferred Stock purchase transaction described in Section 2 shall occur at a time and place to be determined by mutual agreement of the Fund and the Company. The Fund shall deliver the Initial Purchase Price to the Company in cash, by bank check or by wire transfer on April __, 1998 (the "Closing Date"). The Company shall issue the Series C Preferred Stock immediately following the filing of the required Certificate of Designation with the Nevada Secretary of State related to such preferred stock and immediately shall deliver to the Fund one or more certificates representing One Hundred Twenty-One Thousand Nine Hundred Fifty-One (121,951) such shares and all rights appertaining thereto. Any and all actions contemplated by this Agreement with respect to the purchase transaction described in Section 2 and that have not been


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completed by the Closing shall be completed by the parties immediately following the Closing. Time is of the essence of this Agreement, and all such actions shall be completed not later than ten (10) days following the Closing. Failure to complete such actions shall entitle any party adversely affected thereby to rescind the actions of the parties at the Closing and the effectiveness of this Agreement.

         5. Financial Advisory Fee. Upon completion of the Closing of the sale of shares of the Series C Preferred Stock to the Fund as provided in Section 2, the Company shall pay to CDL a financial advisory fee in the amount of Twenty and One-Half Cents ($.205) per share of Series C Preferred Stock so transferred.

         6. Non-Accountable, Non-Refundable Selling Expense Allowance. Upon the Closing of the sale of the shares of the Series C Preferred Stock to the Fund as provided in Section 2, the Company shall pay to CDL a selling expense allowance in the amount of three percent (3%) of the Initial Purchase Price, or Seven Thousand Five Hundred dollars ($7,500), which expense allowance shall be non-accountable and non-refundable, the purpose of which is to defray in part the expenses of CDL associated with its acting as financial advisor to the Company in connection with the transaction that is the subject of the Closing.

         7. Fund's Right to Purchase Up To 414,634 Additional Shares of Series C Preferred Stock. At any time or times until December 31, 1998, the Fund shall have the right, but no obligation, to purchase from the Company, and to cause the Company to authorize, as necessary, and to issue to the Fund, from time to time, upon demand by the Fund, up to Four Hundred Fourteen Thousand Six Hundred Thirty-Four (414,634) shares of restricted Series C Preferred Stock, in addition to the shares of restricted Series C Preferred Stock purchased by the Fund under
Section 2. Any and all purchases by the Fund of any or all such additional 414,634 shares of restricted Series C Preferred Stock shall be made upon exactly the same terms and conditions as those set out in Sections 2 through 6 hereof, including, without limitation, the requirement of payment by the Company to CDL of a ten-percent (10%) success fee (see Section 5) and of a three-percent (3%) non-accountable, non-refundable selling expense allowance (see Section 6).

         8. Fund Option. In addition to the rights of the Fund set out elsewhere in this Agreement, for a period of five (5) years from the Closing Date the Fund shall have the right to purchase from the Company, and to cause the Company to authorize, as necessary, and to issue to the Fund, from time to time, upon demand by the Fund, up to a total of Five Hundred Thirty-Six Thousand Five Hundred Eighty-Five (536,585) additional shares of the Company's restricted Series C Preferred Stock, at a purchase price of $2.05 per share (the "Fund Option"). The total amount paid by the Fund, from time to time, to purchase Series C Preferred Stock through exercise of the Fund Option shall be referred to herein as the "Fund Option Purchase Price." The Fund Option shall be subject to the terms and conditions contained in the Fund Option Agreement attached hereto as Exhibit B and incorporated herein by this reference. The Company and the Fund shall enter into the Fund Option Agreement at the Closing.


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         9.   CDL Common Stock Purchase Warrants. In addition to the rights of the Fund set out elsewhere in this Agreement, upon the purchase of shares of the Series C Preferred Stock by the Fund, whether under Section 2 or in accordance with Section 7 (but not under Section 8), the Company shall issue to CDL a five-year warrant, exercisable in whole or in part, at any time and from time to time, to purchase, upon each exercise, one share of restricted Common Stock of the Company, at $2.05 per share, for every two shares of Series C Preferred Stock purchased by the Fund under Section 2 or 7 ("CDL Warrants"). If the entire Fund Option is exercised by the Fund, then the Company shall issue to CDL an additional five-year warrant, exercisable in whole or in part, at any time and from time to time, to purchase, upon each exercise, one share of restricted Common Stock, at $2.05 per share, for every two shares of Series C Preferred Stock purchased by the Fund under the Fund Option ("Second CDL Warrants"). The CDL Warrants and Second CDL Warrants shall be substantially in the form attached hereto as Exhibit C and incorporated herein by this reference.

         10. Registration Rights. At any time and every time the Company registers Shares for sale to the public, it shall give the Fund and CDL advance written notice of such action and permit the Fund and CDL to register all or any number of the Shares that each owns, respectively, or that each is entitled to receive upon conversion of shares of the Series C Preferred Stock or upon exercise of the Fund Option, of the CDL Warrants or of the Second CDL Warrants. Such incidental registration rights are referred to herein as the "Piggyback Registration Rights." Each of the Fund and CDL also shall have the right to cause Shares that each owns or to which each is entitled, respectively, to receive, upon conversion of shares of the Series C Preferred Stock, or upon exercise of the Fund Option, the CDL Warrants or the Second CDL Warrants, to be registered for sale to the public on two (2) separate occasions (the "Demand Registration Rights"). The Demand Registration Rights and the Piggyback Registration Rights are described further in that certain Registration Rights Agreement between the Company, the Fund and CDL attached hereto as Exhibit D and incorporated herein by this reference (the "Registration Rights Agreement"). The Company, the Fund and CDL will enter into the Registration Rights Agreement at the Closing.

         11. Confidentiality. The Company agrees that it shall not disclose, and shall not include in any public announcement, the name of the Fund as an investor, unless expressly approved in writing by the Fund or unless required by applicable law, and then, only to the extent of the legal requirement.

         12. Legal Fees. The Company shall pay all legal fees arising as a result of the transactions contemplated under this Agreement.

         13. Representations and Warranties of the Company. Except as otherwise set forth in this Agreement, the Company hereby represents and warrants to the Fund and CDL as follows:

             a. Organization and Standing. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Nevada, and is in good standing as a domestic corporation under the laws of said State. The Company has all requisite


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corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and as the Company contemplates conducting its business.

              b. Corporate Power. The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement, to issue and sell shares of the Series C Preferred Stock, to issue the Fund Option, the CDL Warrants and the Second CDL Warrants hereunder, and to carry out and perform its obligations under this Agreement.

              c. Authorization. All corporate action on the part of the Company and its Stockholders and Directors that is necessary for the authorization, execution, delivery and performance of this Agreement by the Company, for the authorization, sale, issuance and delivery of the Series C Preferred Stock (including, without limitation, any necessary or appropriate amendments to the Company's Articles of Incorporation), or for the performance of any or all of the Company's obligations hereunder, has been or will be taken prior to the Company's execution of this Agreement.

              d. Validity of Series C Preferred Stock. The Series C Preferred Stock, when issued and transferred in compliance with the provisions of this Agreement, will be duly authorized, validly issued and outstanding, fully paid and non-assessable shares of the preferred stock of the Company.

         14. Representations and Warranties of the Fund and of CDL. The Fund and CDL hereby represent and warrant to the Company, with respect to the purchase or prospective purchase of the Series C Preferred Stock, the Fund Option, the CDL Warrants and the Second CDL Warrants, as the case may be, as follows:

              a. Experience. The Fund and CDL have sufficient investment experience to enable them to evaluate the merits and risks of their investments in the Company, and they have the capacity to protect their own interests and to bear the economic risk of their investments in the Company. The Fund and CDL are aware of the several and various risks presented to a company such as the Company and to the Company in particular. The Fund and CDL have conducted all of the due diligence of the Company, its officers, Directors, Stockholders, markets and prospects that they have deemed necessary in evaluating whether to purchase the Series C Preferred Stock.

              b. Investment. The Fund and CDL are acquiring the Series C Preferred Stock, the Fund Option, the CDL Warrants and the Second CDL Warrants, as the case may be, for investment for the Fund's and CDL's own respective accounts, not as nominees or agents, and not with the view to, or for resale in connection with, any distribution thereof. The Fund and CDL understand that the Series C Preferred Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Fund's and CDL's representations as expressed herein or otherwise provided to the Company. The Fund and CDL understand,


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acknowledge and agree that similar exemptions from registration are being relied upon under the blue sky laws of the state in which the Fund and CDL reside.

              c. Rule 144. The Fund and CDL acknowledge that the Shares are "restricted securities" (as defined in the Securities Act) and, therefore, that they must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Fund and CDL are aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement, subject to the satisfaction of certain conditions, including, in case a party has held the securities to be sold less than two years, the availability of certain current public information about the Company, the resale's occurring not less than one year after a party has purchased and paid for the security to be sold, the sale's being effected through a "broker's transaction" or in transactions directly with a "market maker," and the number of shares' being sold during any three-month period not exceeding specified limitations.

              d. Access to Data. The Fund and CDL have discussed the Company's business, management and financial affairs with the officers, Directors, employees and Stockholders, and have reviewed the Company's books and records and obtained such information as they have considered relevant and important in making a decision to purchase the Shares. The Fund and CDL have also had an opportunity to ask questions of officers and Directors of the Company, which questions were answered to the Fund's and CDL's satisfaction. The Fund and CDL have concluded that they have sufficient information upon which to base a decision to purchase Shares, Series C Preferred Stock, the Fund Option, the CDL Warrants and the Second CDL Warrants, as the case may be.

         15. Restrictions on Transferability; Compliance with Securities Act.

              a. Restrictions on Transferability. The Fund and CDL acknowledge that the Series C Preferred Stock has not been registered under the Securities Act or any state blue sky laws, and that the transferability of an interest in the Series C Preferred Stock is restricted by applicable federal and state securities laws.

              b. Restrictive Legend. Each certificate representing shares of the Series C Preferred Stock and any other securities issued in respect thereto upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of this Section or by applicable law) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SHARES MAY BE SOLD OR TRANSFERRED ONLY IF THE SHARES ARE REGISTERED UNDER THE ACT OR THE COMPANY


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              RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT THAT AN
              EXEMPTION FROM REGISTRATION IS AVAILABLE.

                The Company will instruct its transfer agent to remove the legend set forth above from a stock certificate representing the Series C Preferred Stock if the Company receives (i) a written representation from the holder thereof to the effect that such holder has been the beneficial owner of the securities for at least two years and has not entered into any short sale or put or other option transaction that would toll the holding period any time during the preceding two years and, therefore, that he is free to sell the securities under Rule 144(k), and that all resales will be made by the record holder in compliance with the Securities Act, or (ii) an opinion of counsel satisfactory to the Company that the securities may be sold under Rule 144 and that such legend may be removed from the stock certificates.

            16. Legal Counsel; Waiver of Conflict of Interest. The parties have had the opportunity to consider the terms of this Agreement with their respective legal counsel and have either obtained the advice of legal counsel in connection with their execution hereof or do hereby expressly waive their right to seek such legal counsel in connection with this transaction. CDL, the Fund and the Company recognize that the law firm of Meyer, Hendricks, Bivens & Moyes, P.A. is presently representing them in connection with this Agreement and the transactions contemplated by this Agreement, and is likely to represent each of them in the future. As a result, CDL, the Fund and Company waive any and all conflicts of interest that may have existed, that may exist or that may arise in the future as a result of such representations.

            17. Notices. Any notice required hereunder to be given by any party shall be in writing and shall be delivered personally or sent by first class mail or by certified or registered mail, postage prepaid, or by private courier, or by facsimile to the other party to the address set forth below or to such other address as that party may designate from time to time according to this provision. A notice delivered personally shall be effective upon receipt. A notice sent by facsimile shall be effective 24 hours after the dispatch thereof. A notice delivered by mail or by private courier shall be effective on the fifth
(5th) day after the day of mailing.

           (a)  To the Company, the Directors
                or the Stockholders:          1327 North State Street
                                              Orem, UT 84057
                                              Fax: (801) 235-1731

                with a copy to:               Robert K. Rogers, Esq.
                                              Meyer, Hendricks, Bivens & Moyes,
                                                P.A.
                                              3003 North Central Avenue
                                              Suite 1200
                                              Phoenix, AZ 85012
                                              Fax: (602) 263-5333


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           (b)  To the Fund or CDL:           CDL Emerging Growth Equity
                                              Fund I, L.L.C./CDL Capital Corp.
                                              692 East Cherapple Circle
                                              Orem, UT 84057
                                              Fax: (801) 222-9914

           or to such other addresses as such parties may designate by notice similarly given.

           18. General Provisions.

               a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah applicable to contracts entered into and to be performed entirely within such State.

               b. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

               c. Entire Agreement; Amendment. This Agreement and the agreements contemplated herein constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede all prior understandings and agreements with respect to the subject matter hereof. No party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of such amendment, waiver, discharge or termination is sought.

               d. Survival of Warranties. The warranties, representations and covenants contained in or made in this Agreement shall survive the execution and delivery of this Agreement.

               e. Expenses. The Company shall pay all costs, fees and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement.

               f. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, enforceable against the parties actually executing such counterparts, and all of which together shall constitute one and the same instrument.

               g. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

               h. Additional Agreements. This Agreement contemplates the execution of other agreements, some of which are attached hereto as Exhibits or are referred to as Exhibits but have not yet been attached. To the extent such agreements have been completed and executed by the parties thereto, the terms of such agreements, respectively, shall control the relationships of the parties as to the specific subject matter they cover. To the extent such agreements have not been


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completed or executed by the parties, the terms of this Agreement shall control the relationships of the parties as to the subject matter covered.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.


Company:                                    Fund:


Venturi Technology Enterprises, Inc.,       CDL Emerging Growth Equity Fund I,
a Nevada corporation, doing business         L.L.C.
as Venturi Technologies, Inc.               By CDL Capital Corp., Manager


By:    /s/ Gaylord Karren                   By: /s/ Kirby D. Cochran
    ------------------------------------        --------------------------------
    Gaylord Karren                                Kirby D. Cochran, President
    Chairman and Chief Executive Officer


GAYLORD KARREN                              CDL:

                                            CDL Capital Corp.

By:    /s/ Gaylord Karren                   By: /s/ Kirby D. Cochran
    ------------------------------------        --------------------------------
    Gaylord Karren, Director and                  Kirby D. Cochran, President
    Stockholder, Venturi Technology
    Enterprises, Inc.


JOHN HOPKINS:

      /s/ John Hopkins
----------------------------------------
John Hopkins, Director and Stockholder,
Venturi Technology Enterprises, Inc.



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                                    Exhibit A

                                  Board Consent



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                                    Exhibit B

                              Fund Option Agreement



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                                    Exhibit C

                  Form of CDL Warrants and Second CDL Warrants



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                                    Exhibit D

                          Registration Rights Agreement




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